Exhibit 10.52

AMENDMENT NO. 1 TO SALARY CONTINUATION AGREEMENT

This Amendment No. 1 to Salary Continuation Amendment (the “Amendment”) is made effective as of February 1, 2005, and is entered into by and between Central Valley Community Bank, formerly named Clovis Community Bank (the “Bank”) and                            (the “Executive”), each a “Party” and together the “Parties.”

RECITALS

A.            The Parties entered into that certain Executive Salary Continuation Agreement dated as of June 7, 2000 (the “Agreement”).

B.            Pursuant to the terms of this Amendment and to comply with the American Jobs Creation Act of 2004, the Parties wish to amend the Agreement.

AGREEMENT

In consideration of the mutual promises, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             Change of Control.  For purposes of Section IX of the Agreement, the definition of “Change of Control” shall be replaced with the following definition:

A “Change in Control” shall be deemed to be a “Change in Ownership,” as that term is defined in Section 409A of the Code and in the Guidance provided by the IRS thereunder, and to the extent an event or series of events does not constitute a “Change in Ownership” under such law, the event or series of events will not constitute a “Change in Control” under this Agreement.  Specifically, a Change in Control shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Bank that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Bank.  However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of Bank, the acquisition of additional stock by the same person or persons will not be considered to cause a Change in Control of the Bank.  Further, an increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Bank acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.  Transfers of Bank stock on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change in Control.

2.             Prohibition Against Acceleration.  Notwithstanding anything to the contrary, neither the time nor scheduling of payments under this Plan may be accelerated unless such acceleration is permissible under both applicable law and under the Agreement.

3.             Specified Employees.  The following is added to Section VIII(B) of the Agreement:

In the event Executive at any times becomes a “specified employee,” as defined in Section 409A of the Code, payments made under this Section upon involuntary termination of employment without cause shall be made upon the latter of Executive attaining Normal Retirement Age or the date which is six (6) months after the Executive’s termination.

4.             Disability.  Notwithstanding anything to the contrary, for purposes of Section VIII(C) of the Agreement, a person shall be considered “Disabled” only when the person (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Bank employees.

5.             Additional Retirement Benefit.  Executive’s annual retirement benefit shall be increased in accordance with Exhibit 1 to this Amendment, attached hereto and incorporated herein by this reference.  Specifically, Executive shall receive an additional Ten Thousand Dollars and No/00ths ($10,000.00) (the “Additional Benefit”) which shall be payable in equal monthly installments (1/12 of the annual benefit) commencing with the first date of the month following Executive’s retirement date.  These payments shall continue for a period of one hundred and eighty (180) months, subject to Paragraph V of the Agreement.  For each year that the Executive receives any of the Additional Benefit, the annual benefit amount shall be increased by three percent (3%) from the previous year’s benefit amount.  For purposes of the Agreement, the Additional Benefit shall be treated in the same manner as the Executive’s forty thousand dollar ($40,000.00) retirement benefit and shall be subject to all provisions of the Agreement, including, but not limited to, those addressing Early Retirement Benefit, Termination of Employment and Disability, and Change of Control, except that the Additional Benefit shall be subject to the separate vesting schedule as set forth in Exhibit 1.

6.             References and Definitions. Upon execution and delivery of this Amendment, all references in the Agreement to the “Agreement,” and the provisions thereof, shall be deemed to refer to the Agreement, as amended by this Amendment. All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

7              No Other Amendments or Changes. Except as expressly amended or modified by this Amendment, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

Executed effective as of the date first written above.

BANK:		EXECUTIVE:

CENTRAL VALLEY COMMUNITY BANK

By:	/s/ Daniel Doyle
Name: Daniel Doyle
Title: President and Chief Executive Officer